Exhibit 99.1

CHANNELL REGAINS INDEPENDENT DIRECTOR COMPLIANCE

Temecula, Calif., April 23, 2007 — Channell Commercial Corporation (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions distributed in markets throughout Australia, today announced that the Company received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it has regained compliance with the majority independent director requirements set forth in Nasdaq Marketplace Rule 4350(c) as a result of the April 8, 2007 unfortunate passing of the Company’s Chairman of the Board, William H. Channell, Sr.

The Company, in order to regain compliance with the audit committee composition requirements set forth in Marketplace Rule 4350(d)(2), will continue to be afforded the remainder of the cure period provided by the Nasdaq staff, which expires September 17, 2007.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  The Company’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  The Company’s website is www.channell.com

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  These statements are based on management’s current expectations, are neither promises nor guarantees, and are subject to a number of uncertainties and risks that could cause a failure to comply with these forward-looking statements.  For a detailed discussion of such risks and uncertainties, please see the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release. You should not place undue reliance on any such forward-looking statements in this press release, which are current only as of the date when made, and you should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise.